EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-66460 and 333-82762) and Form S-8 (Nos. 333-41374, 333-49978 and 333-102741) of our report dated November 5, 2003, except for Note 16 as to which the date is December 18, 2003, relating to the financial statements of Network Engines, Inc., which appear in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated November 5, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
December 22, 2003